Exhibit 95

MINE SAFETY DISCLOSURES

The following table shows, for each project performed at U.S. mines that is subject to the Federal Mine Safety and Health Act of 1977 (“MSHA”), the information required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K. Section references are to sections of MSHA.

3 Month Period Ending December 31, 2023	Tetra Tech, Inc.

Alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard (#)	0
Section 104(b) orders (#)	0
Section 104(d) citations and orders (#)	0
Section 110(b)(2) violations (#)	0
Section 107(a) orders (#)	0
Proposed assessments under MSHA ($) whole dollars	0
Mining-related fatalities (#)	0
Section 104(e) notice	0
Notice of the potential for a pattern of violations under Section 104(e)	0
Legal actions before the Federal Mine Safety and Health Review Commission (“FMSHRC”) initiated (#)	0
Legal actions before the FMSHRC resolved	0
Legal actions pending before the FMSHRC, end of period	-
Contests of citations and orders reference in Subpart B of 29 CFR Part 2700	0
Contests of proposed penalties referenced in Subpart C of 29 CFR Part 2700 (#)	0
Complaints for compensation referenced in Subpart D of 29 CFR Part 2700 (#)	0
Complaints of discharge, discrimination or interference reference in Subpart E of 29 CFR Part 2700 (#)	0
Applications for temporary relief referenced in Subpart F of 29 CFR Part 2700 (#)	0
Appeals of judges’ decisions or orders reference in Subpart H of 29 CFR Part 2700 (#)	0
Total pending legal actions (#)	0